Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES ADDS RON FENECH
TO BOARD OF DIRECTORS

Elkhart, Indiana - November 16, 2017 - LCI Industries (NYSE: LCII), a supplier of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, and the related aftermarkets of those industries, today announced the appointment of Ronald Fenech to the Company’s Board of Directors, as an additional independent director. Fenech will also serve on the Board’s Corporate Governance and Nominating Committee.
Fenech, 60, co-founded Grand Design Recreational Vehicle Co. in 2012, a fast-growing manufacturer of towable RVs that was acquired in 2016 by Winnebago Industries. Prior to forming Grand Design, he held several executive positions at Thor Industries, the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles, including as Senior Group President of Thor Industries from January 2010 to 2012, and as President of Keystone RV Company following its acquisition by Thor Industries in November 2001 until January 2010. Fenech has over thirty years of experience in the RV industry covering a broad range of positions with several companies.
“We are excited about Ron’s addition to our Board,” said Jim Gero, Chairman of LCI Industries’ Board of Directors. “His deep understanding of the RV industry, leadership skills and strong operating and strategic experience will be of significant benefit to LCI Industries and our stockholders.”
Fenech earned a Bachelor Degree in Business in 1979 from the University of Michigan. He also serves on the Board of Directors of Beacon Health System, a regional provider of healthcare services serving the Elkhart and South Bend communities of northern Indiana.
Fenech joins directors James Gero, Jason Lippert, Fred Hegi, David Reed, Jack Lowe, Brendan Deely, Frank Crespo, Kieran O’Sullivan, Tracy Graham and Ginnie Henkels on the Company’s Board, each for a one-year term ending at the next annual election of directors.

About LCI Industries

From 52 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, LCI Industries, through its wholly-owned subsidiary, Lippert Components, Inc., supplies, domestically and internationally, a broad array of components for the leading original equipment manufacturers of recreational vehicles; buses; trailers used to haul boats, livestock, equipment and other cargo; trucks; pontoon boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories;

electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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